SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

September 6, 2007

AMERICAN RACING CAPITAL, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-29057	87-0631750
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9880 Via Parsar, Suite A, San Diego, CA	92126
(Address of principal executive offices)	(Zip code)
(800) 230-7132
Registrant’s telephone number, including area code:

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On September 6, 2007 (the “Transaction Date”), American Racing Capital, Inc., a Nevada corporation (the “Company”), through its subsidiary, Motorsports Entertainment of Tennessee Corp., entered into that certain Option To Purchaser Real Estate Agreement (the “Agreement”) with Magnolia Motor Speedway, Inc. (“Magnolia”) and Rhett Real Estate, Inc., as escrow agent (the “Escrow Agent”) pursuant to which the Company received the irrevocable right and option to purchase, for Two Million Three Hundred Thousand Dollars ($2,300,000) (the “Purchase Price”), the real property generally described as “Magnolia Motor Speedway” and as more fully described in the Agreement (the “Option”) in consideration for the payment on the Transaction Date by the Company to Magnolia of Ten Thousand Dollars ($10,000) cash (the “Deposit”) to the Escrow Agent. The Option expires on December 31, 2007, however the Company shall provide to Magnolia written notice of its intention to exercise or relinquish the Option not later than December 1, 2007. In the event that the Company exercises such Option, the parties shall close within thirty (30) days after receipt by Magnolia of such notification and the Deposit shall be applied to the Purchase Price. A copy of the Agreement is attached hereto as Exhibit 10.1, and a Press Release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable.

(d) Exhibit No. Description:

Exhibit	Description	Location
Exhibit 10.1	Option To Purchase Real Estate, dated September 6, 2007, by and between Magnolia Motor Speedway, Inc., Motorsports Entertainment of Tennessee Corp. and Rhett Real Estate, Inc., as escrow agent	Provided herewith

Exhibit 99.1	Press Release	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RACING CAPITAL, INC.

Date: September 20, 2007	By:	/s/ A. Robert Koveleski
Name: A. Robert Koveleski
Title: President & Chief Executive Officer